Exhibit 99.1

More Information Contact:                    Mary Ann Susco
                                             Corporate Communications
                                             J. & W. Seligman & Co. Incorporated
                                             (212) 850-1382
                                             suscom@jwseligman.com

Stockholder Contact:

                                             Marco Acosta
                                             (212) 850-1333
                                             acostam@jwseligman.com

        Seligman LaSalle International Real Estate Fund, Inc. (NYSE: SLS)
                    Adjourns Special Meeting of Stockholders
                         to October 28, 2008 in New York

NEW YORK, October 7, 2008 - Today, Seligman LaSalle International Real Estate Fund, Inc. (the "Corporation") (NYSE: SLS) convened a Special Meeting of Stockholders (the "Meeting") in Baltimore, Maryland. However, because a quorum was not present at the Meeting, the Chairman of the Corporation's Board adjourned the Meeting to 9:30 a.m. on October 28, 2008 (the "Adjourned Meeting") at the offices of Sullivan & Cromwell LLP, 375 Park Avenue, 8th Floor, New York, New York 10152. This adjournment will provide additional time for the Corporation's solicitation of proxies to approve each of the Board's recommendations, which are as follows:

      1. To consider and vote upon the proposed investment management services agreement between the Corporation and RiverSource Investments, LLC ("RiverSource"), a subsidiary of Ameriprise Financial, Inc.;

      2. To consider and vote upon the proposed subadvisory agreement between RiverSource and LaSalle Investment Management (Securities), L.P.;

      3.    To consider and vote upon the proposed delegation  agreement between
            LaSalle  Investment  Management   (Securities),   L.P.  and  LaSalle
            Investment Management Securities B.V.; and

      4.    To elect ten directors to the Corporation's Board.

Each of the above Proposals is described in detail in the Fund's proxy statement, dated August 12, 2008. The effectiveness of Proposals 1, 2, 3 and 4 are contingent on the closing of the acquisition of the Corporation's current manager, J. & W. Seligman & Co. Incorporated by RiverSource, as described in the proxy statement in respect of the Meeting. In addition, the effectiveness of Proposal 2 is contingent upon Proposal 1 being approved by stockholders, and Proposal 3 is contingent upon Proposals 1 and 2 being approved by stockholders. The close of business on July 17, 2008 is the record date for the determination of stockholders entitled to notice of, and to vote at, the Adjourned Meeting or any adjournment or postponement thereof.

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The net asset value of shares may not always  correspond  to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. You can obtain the Corporation's most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Corporation's investment goals/objectives will be met, and you could lose money.